Filed pursuant to Rule 433

Registration Statement No.: 333-189568

THE BANK OF NEW YORK MELLON CORPORATION

$750,000,000 3.650% SENIOR NOTES DUE 2024

JANUARY 28, 2014

ISSUER: THE BANK OF NEW YORK MELLON CORPORATION

SECURITIES: SENIOR MEDIUM-TERM NOTES, SERIES G

EXPECTED RATINGS*: A1 / A+ / AA- / AAL (STABLE/NEGATIVE/STABLE/STABLE)

LEGAL FORMAT: SEC-REGISTERED

MATURITY DATE: FEBRUARY 4, 2024

TRADE DATE: JANUARY 28, 2014

SETTLEMENT DATE: FEBRUARY 4, 2014 (T+5)

REDEMPTION COMMENCEMENT DATE: JANUARY 5, 2024

COUPON: 3.650% PER ANNUM

COUPON FREQUENCY: SEMI-ANNUALLY

INTEREST PAYMENT DATES: INTEREST PAYS SEMI-ANNUALLY ON EACH FEBRUARY 4 AND AUGUST 4, COMMENCING ON AUGUST 4, 2014 AND ENDING ON THE MATURITY DATE

REDEMPTION PRICE: THE PRINCIPAL AMOUNT OF THE NOTES REDEEMED

REDEMPTION TERMS: REDEEMABLE IN WHOLE OR IN PART AT THE OPTION OF THE ISSUER ON OR AFTER THE REDEMPTION COMMENCEMENT DATE AT THE REDEMPTION PRICE, PLUS ACCRUED AND UNPAID INTEREST THEREON TO THE DATE OF REDEMPTION. THE BANK OF NEW YORK MELLON CORPORATION SHALL PROVIDE AT LEAST 10 AND NOT MORE THAN 60 CALENDAR DAYS NOTICE OF REDEMPTION TO THE REGISTERED HOLDER OF THE NOTE.

DAY COUNT CONVENTION: 30/360

PRINCIPAL AMOUNT: $750,000,000

ISSUE PRICE: 99.635% OF PRINCIPAL AMOUNT

PROCEEDS TO ISSUER: $746,137,500

PRICING BENCHMARK: UST 2.750% DUE NOVEMBER 15, 2023

BENCHMARK YIELD: 2.744%

SPREAD TO BENCHMARK: +95 BASIS POINTS

RE-OFFER YIELD: 3.694%

DENOMINATIONS: $1,000 X $1,000

LISTING: NONE

CUSIP/ISIN: 06406HCS6 / US06406HCS67

BOOKRUNNERS:	CITIGROUP GLOBAL MARKETS INC.
J.P. MORGAN SECURITIES LLC
MERRILL LYNCH, PIERCE, FENNER & SMITH
INCORPORATED
BNY MELLON CAPITAL MARKETS, LLC
CO-MANAGERS:	CREDIT AGRICOLE SECURITIES (USA) INC.
JEFFERIES LLC
RBC CAPITAL MARKETS, LLC
U.S. BANCORP INVESTMENTS, INC.
BLAYLOCK ROBERT VAN, LLC
CASTLEOAK SECURITIES, L.P.
THE WILLIAMS CAPITAL GROUP, L.P.

The notes are not deposits or other obligations of a bank and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency.

The issuer has filed a registration statement (including a prospectus and a prospectus supplement) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement, and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Citigroup Global Markets Inc. at 1-800-831-9146, J.P. Morgan Securities LLC, collect, at 1-212-834-4533, Merrill Lynch, Pierce, Fenner & Smith Incorporated at 1-800-294-1322 and BNY Mellon Capital Markets, LLC at 1-800-269-6864.

*	A security rating is not a recommendation to buy, sell or hold securities, and may be subject to revision or withdrawal at any time by the assigning rating organization. Each rating should be evaluated independently of any other rating.